SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 24, 2006.

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6121 Hollis Street
Emeryville, California 94608
(Address of principal executive offices)

(510) 350-2940
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 1-Registrant’s Business Operations

Item 1.01 Entry Into a Material Definitive Agreement

On March 24, 2006, we entered into a license agreement with Summit Pharmaceuticals International Corporation (“Summit”) to develop Hextend and PentaLyte in the People’s Republic of China, and Taiwan. Summit will seek to sublicense to a pharmaceutical company the right to use our patents, trademarks and other proprietary information to manufacture and market .Hextend and PentaLyte in those countries. Summit or a sublicensee must obtain regulatory approval before Hextend and PentaLyte can be brought to the market in China and Taiwan.

Summit has agreed to pay BioTime $500,000 by May 8, 2006 as the initial consideration for the China and Taiwan license. BioTime also will be entitled to receive 50% of any royalties and milestone payments payable to Summit by its sublicensee.

BioTime may terminate the license if Summit fails to enter into a sublicense agreement with a pharmaceutical company acceptable to BioTime by March 24, 2008, or if certain other events occur.

The preceding discussion of the license agreement between BioTime and Summit is a summary only, does not purport to describe in full all provisions of the license agreement as a whole, and is qualified in all respects by the full text of the license agreement a copy of which has been filed as an exhibit to this report and which is incorporated by reference herein.

Hextend® and PentaLyte® are registered trademarks of BioTime, Inc.

Section 9-Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Hextend and PentaLyte China License Agreement Between BioTime Inc. and Summit Pharmaceuticals International Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: March 30, 2006	By:	/s/ Steven Seinberg
Chief Financial Officer

Exhibit Number	Description
99.1	Hextend and PentaLyte China License Agreement Between BioTime Inc. and Summit Pharmaceuticals International Corporation